Exhibit 10.25

AMENDED AND RESTATED

OPERATING AGREEMENT OF

LAKEWAY REALTY, L.L.C.

AMENDED AND RESTATED

OPERATING AGREEMENT OF

LAKEWAY REALTY, L.L.C.

This Amended and Restated Operating Agreement of Lakeway Realty, L.L.C. (the “Company”), a limited liability company organized pursuant to Delaware Limited Liability Company Act, 6 Del. C. §18-101, et. seq. (the “Act”), is executed effective as of March 20, 2015 (“Effective Date”), by and among the Company and its Members (as defined below).

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below:

1.1 “Act” means the Delaware Limited Liability Company Act, as amended from time to time (and any corresponding provisions of succeeding law).

1.2 “ACH” means MRT of Lakeway TX-ACH, LLC, a Delaware limited liability company.

1.3 “ACH Note” means the promissory note of up to $72,960,000 made by the Company to the order of ACH and its successors and assigns on or about the date hereof, together with any permitted amendments and modifications thereto, such renewal or replacement financing as shall be procured from time to time.

1.4 “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which a Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Section 1.704-2(g)(1) and (i)(5); and

(b) debit to such Capital Account the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.5 “Affiliate” of a specified Person or entity shall mean a Person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person or entity specified. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person or entity, whether through ownership of voting securities, by contract or otherwise.

1.6 “Agreement” means this Amended and Restated Operating Agreement, as amended from time to time.

1.7 “Available Cash Flow” means all cash funds of the Company on hand at the end of each fiscal quarter (or at the end of each calendar month if in accordance with Section 9.5 of this Agreement) less (i) provision for payment of all outstanding and unpaid current obligations of the Company, due and payable at the end of such quarter (or calendar month if in accordance with Section 9.5), including those which are in dispute, and (ii) provision for Reserves, but without deduction for depreciation and other non-cash expenses. In determining “Available Cash Flow” for any fiscal quarter or calendar month as applicable, no portion of the indebtedness evidenced by the ACH Note shall be deemed a current obligation or included within the Reserves, except for all amounts owed under the ACH Note that are then currently or will become due and payable thereunder for such fiscal quarter or calendar month as applicable.

1.8 “Board” means the Company’s Board of Managers. Members of the Board shall be called “Manager(s).”

1.9 “Capital Account” means, with respect to any Member, the Capital Account maintained by the Company for such Member in accordance with Section 7.6 of this Agreement.

1.10 “Capital Contribution” in respect of any Member or transferee of such Member means all cash and other property, tangible or intangible, contributed by such Member to the capital of the Company.

1.11 “Certificate” means the Certificate of Formation filed with the Division on December 23, 2014, as amended or restated from time to time.

1.12 “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law in effect at such time.

1.13 “Company” means the limited liability company formed pursuant to this Agreement.

1.14 “Company Return” means the federal income tax return for the Company.

1.15 “Confidential Information” means, in addition to information covered by any definition of “trade secrets” or any equivalent term under state, local or federal law, any and all information regarding the Company, its Members or their Affiliates, their activities, business, patients or clients that is not generally known to Persons not employed by the Company, its Members or their Affiliates, and that is not generally disclosed by the Company, its Members or their Affiliates to Persons not employed by the Company, its Members or their Affiliates, but that does not rise to the level of a trade secret. “Confidential Information” will include, but is not limited to, sales and marketing techniques and plans, distribution techniques, purchase and supply information, prices paid by patients, customers, customer billing information, financial plans and data concerning the Company, management planning information, business methods, and contracted parties. “Confidential Information” will not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company, its Members or their Affiliates, or information obtained from a source other than the Company, its Members or their Affiliates, that was not bound by a duty of confidentiality to the Company, its Members or their Affiliates, with respect to such information

1.16 “Division” means the Delaware Division of Corporations or any successor state agency.

1.17 “Fiscal Year” has the meaning set forth in Section 16.3.

1.18 “Hospital” has the meaning set forth in Article IV.

1.19 “Initial Members” means ACH and MedTX.

1.20 “IRS” means the Internal Revenue Service.

1.21 “LRMC Lease” means the lease of the Property by the Company to Lakeway Regional Medical Center, LLC (“LRMC”) as tenant dated as of February 3, 2015.

1.22 “MedTX” means MedTX Realty, L.L.C., a Texas limited liability company.

1.23 “Managing Board Member” means the member of the Board designated to manage the business of the Company pursuant to Section 10.6 of this Agreement. The Managing Board Member shall be the Manager appointed by ACH.

1.24 “Member” means each Person designated as a Member of the Company, on Schedule I hereto, or any other Person admitted as a Member of the Company in accordance with this Agreement or the Act. “Members” refers to such Persons as a group.

1.25 “Percentage Interest” means, with respect to each Member, the number of Units owned by such Member divided by the total number of issued and outstanding Units. The initial Percentage Interests of the Members are set forth on Schedule I hereto.

1.26 “Person” means an individual, trust, estate, corporation, partnership, limited partnership, limited liability company, unincorporated association or other entity or association.

1.27 “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.27 shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-(1)(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.26 shall be subtracted from such taxable income or loss;

(c) If the book value of property is adjusted pursuant to Regulations Sections 1.704-1(b)(2)(iv)(f) or (g), such adjustment shall be taken into account as gain or loss from the disposition of an asset and, in lieu of depreciation as calculated for federal income tax purposes, subsequently such deductions shall be computed in accordance with Regulations Sections 1.704-1(b)(2)(iv)(g)(3) or 1.704-3(d)(2), as the case may be. Subsequent calculations of gain or loss resulting from the disposition of an asset for federal income tax purposes shall be computed by reference to its book value as reflected in Members’ Capital Accounts rather than its adjusted tax basis; and

(d) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest in accordance with Regulations Section 1.704-1(b)(2)(iv)(m)(4), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.

1.28 “Property” has the meaning set forth in Article IV.

1.29 “Regulations” means the Treasury regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.30 “Reserves” means funds or amounts set aside or otherwise allocated or designated pursuant to Section 10.9(l) by the Board (a) to pay taxes, insurance, future or anticipated obligations, contingent or unforeseen obligations, and all other costs, expenses, and liabilities incident to the Company’s operations and ownership of property, if any; (b) to fund Company operations; (c) to fund the Company’s debt obligations; (d) to fund the acquisition and/or replacement of Company assets; or (e) for any other valid purpose relating to the Company, as determined by the Board pursuant to Section 10.9.

1.31 “Unit” means an interest as a Member in the capital, distributions and Profits and Losses of the Company as the case may be.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company has filed the Certificate with the Division, and shall take other actions reasonably necessary to maintain the status of the Company as a limited liability company under the laws of Delaware and each jurisdiction in which the Company may elect to do business. In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the rights and obligations of the parties and the administration and termination of the Company shall be governed by this Agreement, the Certificate and the Act.

2.2 Name. The name of the Company is Lakeway Realty, L.L.C. The business of the Company shall be conducted under this name or such other name as the Members may determine in accordance with Section 10.9.

2.3 Property Rights. Any real and personal property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such property. Each Member’s interest in the Company shall be personal property for all purposes.

2.4 Independent Activities. The Members and their Affiliates shall be required to devote only such time to the affairs of the Company as may be reasonably necessary to manage and operate the Company. Except as expressly provided in this Agreement, the Members and their Affiliates (i) shall be permitted to engage in other business endeavors, including those which may compete with the Company except as outlined elsewhere in this Agreement or in any other written agreement binding on the Members or their Affiliates and (ii) shall not be under any obligation to offer business opportunities to the Company.

ARTICLE III

PRINCIPAL PLACE OF BUSINESS

3.1 Principal Place of Business. The principal place of business of the Company shall be located at 3102 West End Avenue, Suite 400, Nashville, Tennessee 37203, or at such other place as the Members may from time to time designate.

3.2 Registered Office. The registered office of the Company shall be at 615 S. Dupont Highway, Dover, Delaware 19901.

3.3 Registered Agent. The Registered Agent of the Company shall be National Corporate Research, Ltd.

ARTICLE IV

BUSINESS

The business to be conducted by the Company shall be to acquire, develop, construct, hold for investment, own, encumber, improve, renovate, mortgage, finance, refinance, maintain, market, lease, lend funds to any tenant or operator of and/or sell the medical facility and contiguous land located at 100 Medical Parkway, Lakeway, Texas 78738 (the “Property”), which includes the land, premises, and property of Lakeway Regional Medical Center, an acute care hospital (the “Hospital”). The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes. The activities described within this Article IV shall be referred to as the “Business.”

ARTICLE V

TERM

The Company shall commence on the date of the filing of the Certificate and continue until the Company is liquidated and dissolved pursuant to Article XV of this Agreement.

ARTICLE VI

MEMBERSHIP INTERESTS

The Company shall issue one hundred (100) Units. As of the Effective Date ACH owns 51 Units for a Percentage Interest of 51% and MedTX owns 49 Units for a Percentage Interest of 49%. Additional Units may be issued only with approval of the Board as specified within Section 10.9 of this Agreement.

ARTICLE VII

CAPITAL CONTRIBUTION AND CAPITAL ACCOUNTS OF MEMBERS

7.1 Initial Capital Contributions. Upon the execution of this Agreement each Initial Member shall be obligated to contribute to the Company cash in the amount set forth opposite its name under the heading “Capital Contributions” on Schedule I in accordance with the terms of the Membership Interest Agreement dated March     , 2015 executed by the parties or their Affiliates.

7.2 Limited Liability. A Member shall not be bound by, or personally liable for, the expenses, liabilities or obligations of the Company, except as provided in the Act or as otherwise provided by applicable law. Notwithstanding the foregoing, in the event that a third party commercial lender requires a Member to guarantee the Company’s obligations under a loan as a condition of financing and the Member agrees to do so, the Member would be liable under the guaranty according to its terms.

7.3 Withdrawal of Capital Contributions. No Member shall have the right to withdraw or reduce its Capital Contribution. No Member shall have the right to demand or receive property other than cash in return for its Capital Contribution, and no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to allocations Profits, Losses, or distributions except as expressly provided otherwise in this Agreement.

7.4 Assessments and No Negative Capital Account Make-up. Members will not be subject to additional calls or assessments for contributions to the capital of the Company. Notwithstanding any other provision in this Agreement or any inference from any provision in this Agreement, no Member shall have an obligation to the Company, to the other Members or to third parties to restore a negative Capital Account balance during the existence of the Company or upon the dissolution or termination of the Company.

7.5 Creation and Maintenance of Capital Account. The Company shall establish and maintain a separate Capital Account for each Member for the full term of the Company, which Capital Account shall be increased by such Member’s Capital Contribution and allocations of Profits and items thereof to such Member and decreased by distributions and allocations of

Losses and items thereof to such Member and otherwise maintained in accordance with the capital account maintenance rules of Regulations Section 1.704-1(b)(2)(iv). Upon occurrence of any of the events specified in Regulations Section 1.704-1(b)(2)(iv)(f)(5), the Managing Board Member in its reasonable discretion may revalue all Company assets and adjust the Capital Accounts to reflect such revaluation if the Managing Board Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; further, all of the rules of Regulations Section 1.704-1(b)(2)(iv)(f) shall be complied with upon any such revaluation. In the event the Managing Board Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Managing Board Member may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company. The Managing Board Member shall make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). In the event a Member transfers an interest in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred interest.

ARTICLE VIII

EXPENSES OF THE COMPANY

8.1 Organizational Expenses. All expenses incurred in connection with the formation of the Company shall be paid by the Company, provided that each Member shall be responsible for its own legal fees.

8.2 Fees Receivable by an Affiliate of the Member. Subject to Section 10.9, the Company may contract with others, including Affiliates of Members, to perform certain services. Any such arrangements with Affiliates of Members, or other Persons related to a Member, will be on terms that are fair and reasonable to the Company and no less favorable than could reasonably be realized with unaffiliated Persons, and in no event may the annual charges paid to any Member and its Affiliates for the management and operation of the Company, including without limitation those for accounting and financial reporting services, exceed $60,000.00 per year during the terms of the LRMC Lease without the prior unanimous approval of the full Board as set forth in Section 10.9.

ARTICLE IX

ALLOCATION OF INCOME AND LOSS; CASH DISTRIBUTIONS

9.1 Allocations of Profit and Loss. Except as otherwise set forth in this Article IX, any Profits or Losses recognized by the Company in any Fiscal Year or other period must be allocated among Members in proportion to their Percentage Interests.

9.2 Special Allocation Rules.

(a) Any “allocable cash basis item” of the Company (as defined in Section 706(d) of the Code) for any Fiscal Year that is required to be allocated to the Members in the manner provided in Section 706(d) of the Code must be allocated to the Members in the manner so required.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company or property revalued on the Company’s books and in the Capital Accounts will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value under any method selected by the Board.

(c) Notwithstanding the provisions of Section 9.1 hereof, if the amount of Loss that would otherwise be allocated to a Member in any Fiscal Year would cause or increase a Member’s Adjusted Capital Account Deficit as of the last day of such fiscal year, then a proportionate part of such Loss equal to such excess will be allocated to the other Members to the extent such allocation can be made without violating the provisions of Section 9.2 with respect to such other Members. Notwithstanding anything to the contrary in Section 9.1, any Profit for any subsequent Fiscal Year that would have been allocated to a Member to which Loss would have been allocated but for the effect of the first sentence of this Section 9.2(c) will be allocated to the other Member to the extent of the aggregate amount of Loss allocated to such other Member pursuant to the first sentence of this Section 9.2(c).

(d) Notwithstanding any provision hereof to the contrary, if a Member unexpectedly receives in any Fiscal Year any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and if a Member has an Adjusted Capital Account Deficit as of the last day of such fiscal year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain) for such fiscal year (and, if necessary, for subsequent Fiscal Years) will be allocated to the Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

(e) Notwithstanding any provision hereof to the contrary, if a Member has an Adjusted Capital Account Deficit as of the last day of any Fiscal Year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain, including gross income) for such fiscal year will be allocated to such Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

(f) Notwithstanding any provision hereof to the contrary, any item of Company income or gain for any Fiscal Year (or any portion of any such item) that is required to be allocated to the Members under Regulations Sections 1.704-2(f) or 1.704-2(i)(4) will be allocated to the Members for such fiscal year in the manner so required by such Regulations, including Regulations Section 1.704-2(j)(2).

(g) Notwithstanding any provision hereof to the contrary, any item of Company loss, deduction or expenditure described in Section 705(a)(2)(B) of the Code for any Fiscal Year (or any portion of any such item) that is required to be allocated to the Members under Regulations Section 1.704-2(i)(l) will be allocated to the Members for such fiscal year in the manner so required by such Regulation.

(h) Allocations set forth in subsections (c), through (g) of this Section 9.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Article IX, the Regulatory Allocations will be taken into account in allocating Profits, Losses and items of Company income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items and the Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(i) If one or more Unit(s) are transferred during any Fiscal Year of the Company, the Company income or loss attributable to such Unit(s) for such fiscal year will be allocated between the transferor and the transferee in any manner permitted by law as they will agree; provided, however, that if the Company does not receive on or before January 31 of the year following the year in which the transfer occurs a written notice stating the manner in which such parties have agreed to allocate such Company income or loss, then all such Company income or loss will be allocated between the parties based on the percentage of the year each party was, according to the books and records of the Company, the owner of record of the Company interest(s) transferred during that year.

9.3 General Rules.

(a) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction for federal and state income tax purposes, and any other allocations not otherwise provided for will be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

(b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items will be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

9.4 Power of the Managing Board Member to Vary Allocations of Profits and Losses. It is the intent of the Members that each Member’s allocable share of Profits and Losses will be determined and allocated in accordance with the provisions of Section 9.1 to the fullest extent permitted by Section 704(b) of the Code, or its statutory successor. However, if the Company is advised that the allocations provided in Section 9.1 will not be respected for federal income tax purposes, the allocation provisions of this Agreement will be amended, on advice of accountants or legal counsel, in the manner and to the extent in the best interest of the Members and consistent with the economic sharing of the Members, but in no event will such reallocation be greater than the minimum reallocation necessary so that the allocation in Section 9.1 will be respected for Federal income tax purposes.

9.5 Distributions. Subject to applicable law, and except as provided below relating to the dissolution of the Company, the Company will make distributions of Available Cash Flow to the Members, promptly after the end of each fiscal quarter; provided however that so long as the tenant is currently making payments of rent, additional rent, deposits, reserves and all other charges due and payable under the LRMC Lease in accordance with the terms thereof, such distributions shall be made on a quarterly basis for the first six (6) months following the effective date of the LRMC Lease and thereafter on a monthly basis based on the Available Cash Flow calculated on a calendar month basis, rather than on a quarterly basis, promptly after the end of each calendar month. In any case, distributions from Available Cash Flow will be made in proportion to the Members’ Percentage Interests.

(a) If any Units are sold, assigned or transferred during any accounting period, all distributions on or before the date of such transfer will be made to the transferor, and all distributions after such date will be made to the transferee.

(b) All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to Members will be treated as amounts distributed to Members pursuant to this Section 9.5 for all purposes of this Agreement.

(c) Upon the dissolution and winding up of the Company, subject to (a) the requirements of Article XV, (b) the payment of all liabilities of the Company, including any debts owed to a Member and (c) the establishment of such reserves as the Board reasonably determines pursuant to Section 10.9 for any contingent or unforeseen liabilities or obligations, the proceeds from such liquidation will be distributed, as expeditiously as possible, to the Members in accordance with their positive Capital Account balances.

(d) If any assets of the Company are distributed in kind, such assets will be distributed to the Members entitled to such distribution as tenants-in-common in the same proportions as such Members would have been entitled to cash distributions.

(e) No distribution will be made to the Members if prohibited by the Act.

9.6 Tax Distributions. Within ninety (90) days after the end of each calendar year, to the extent of any Available Cash Flow, the Company shall distribute to each Member (any such distribution, a “Tax Distribution”) an amount such that total distributions under Section 9.5 and this Section 9.6 to such Member with respect to the calendar year recently ended are at least equal to the assumed federal, state and local income tax liability (such liability, a “Tax Liability”) incurred by such Member with respect to such Member’s distributive share of the Company’s taxable net income for such taxable year. For purposes of the computation required by this Section 9.6, the taxable net income for a taxable year allocated to each Member shall be deemed to be reduced by any prior net loss allocated to such Member that was not previously taken into account under this sentence. In calculating the amount of each Tax Distribution, the Company shall assume that each Member is taxable at forty percent (40%) on all taxable income. Any Tax Distribution shall be treated as an advance on the Member’s rights to distributions under Sections 9.5, and shall reduce the amount of the first such distributions on a dollar-for-dollar basis.

9.7 ACH Note Repayment. In the event Additional Units are issued by the Company, any consideration received by the Company shall be distributed, to the existing Members based on their Percentage Interests or added to Reserves per Section 10.9. However, if the ACH Note is still outstanding, then the amount otherwise distributable to the Members pursuant to this Section 9.7 may, at the discretion of the Managing Board Member, instead be applied against the outstanding balance under the ACH Note.

9.8 ACH Duties Regarding the ACH Note.

(a) ACH agrees to use its commercially reasonable best efforts to cause the Company to perform all of its obligations under the ACH Note and any of the other documents executed in connection with the ACH Note (collectively, the “Loan Documents”), and refrain from taking any action which would constitute a default under the ACH Note or other Loan Documents, including without limitation an Event of Default as defined in the Loan Agreement, it being agreed that an Event of Default arising as a result of acts or omissions of LRMC is not the responsibility of ACH. The Members acknowledge that ACH will not be in violation of this Section 9.8(a) or held liable for damages for failing to take any action which requires unanimous Board approval under Section 10.9 of this Agreement, if ACH is prevented from taking such action due to the failure of the MedTX Manager on the Board to approve any action.

(b) ACH agrees not to accelerate that maturity of the ACH Note or otherwise exercise any rights with respect to any default under the Loan Documents (including without limitation an Event of Default as defined in the Loan Agreement), to the extent that such acceleration or default results from a violation of Section 9.8(a) above.

ARTICLE X

MANAGEMENT OF THE COMPANY

10.1 Management by the Board. The business and affairs of the Company will be managed by a Board. Except with respect to matters where the approval of the Members is expressly required pursuant to this Agreement, or by nonwaivable provisions of the Act, the Board has, to the full extent permitted by the Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

10.2 Number, Tenure and Qualifications. The Board will be composed of two (2) Managers, appointed as follows: one (1) Manager will be appointed by ACH and one (1) Manager will be appointed by MedTX. The initial Managers designated by ACH and MedTX are set forth on the attached Exhibit A. Managers serve at the pleasure of the respective Member who designated such Manager and may be removed and replaced with or without cause by such respective Member. A Manager holds office until the Manager resigns, dies, becomes permanently disabled or is removed.

10.3 Quorum and Voting of Managers. Meetings of the Board may be called by any Manager at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting and the matters to be voted upon during the meeting must be given in accordance with Section 19.1 at least five (5) business days prior to the meeting. Each Manager has that number of votes equal to the then number of Units held by the Member who designated such Manager. This means that initially the Manager selected by ACH will control fifty-one (51) votes and the

Manager selected by MedTX will control forty-nine (49) votes. The presence of Managers representing sixty-six percent (66%) of the total votes that both of the Managers are entitled to cast constitutes a quorum for the transaction of business of the Board, and the affirmative vote of sixty-six percent (66%) of the votes present and voting at the meeting will decide any matter arising in connection with the business and affairs of the Company, except as expressly provided otherwise by this Agreement. The requirement of a quorum shall be waived if a Manager fails to attend (either in person or by telephone or similar communications equipment) any two consecutively duly called meetings; provided, however, that such consecutive meetings must be at least seven (7) days apart and each Manager must be afforded the opportunity to attend each such meeting by telephone or similar communications equipment.

10.4 Waiver of Notice. A Manager may waive any notice required by the Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records. A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

10.5 Action by the Board Without a Meeting. Action required or permitted to be taken at a meeting of the Board may be taken without a meeting if the action is taken in accordance with this Section 10.5. The action must be evidenced by one or more written consents describing the action taken, signed by all of the Managers and delivered to the Company for inclusion in its records. Action taken under this Section 10.5 is effective when the last Manager to sign has signed the consent, unless the consent specifies a different effective date. Notice will be given to all Members of any material actions taken under this Section 10.5.

10.6 Management Authority and Obligations.

(a) Subject to the restrictions in Section 10.9, the Managing Board Member is granted the right, power, authority and responsibility by the Board and the Agreement to do in the name of, and on behalf of, the Company all things that, in the Managing Board Member’s judgment, are necessary, proper or desirable to carry out the purposes of the Company, including, but not limited to:

(i) Acquire, hold, manage, lease, sell, exchange, grant options for the purchase or sale, and otherwise dispose of the assets of the Company at such price or amount, for cash, securities or other property and upon such terms as the Managing Board Member deems to be in the best interest of the Company;

(ii) Borrow money and, if security is required therefor, to subject to any security device any portion of the assets of the Company, to obtain replacements of any security device, and to refinance, recast, increase, renew, modify, consolidate, or extend any borrowing or security device;

(iii) Deposit, hold and manage the Company’s funds in such manner as the Managing Board Member deems to be in the best interest of the Company;

(iv) Enter into, execute, and carry out any and all contracts, agreements, documents, certifications, and instruments and to do and perform all such other things as may be in furtherance of Company purposes or necessary or appropriate to the conduct of Company activities;

(v) Appoint agents to perform such duties in furtherance of the business and purpose of the Company as may be assigned by the Managing Board Member;

(vi) Employ, engage or retain, at the expense of the Company, such Persons to perform such services as the Managing Board Member deems necessary or advisable for the operation of the business and affairs of the Company and to pay such Persons such compensation as the Managing Board Member shall determine to be reasonable;

(vii) Cause the Company to create Reserves in such amounts and for such purposes as the Board has determined pursuant to Section 10.9;

(viii) Institute, prosecute, and defend lawsuits and other judicial or administrative proceedings brought by or in behalf of, or against, the Company or the Members in connection with activities arising out of or incidental to the business and affairs of the Company, and to engage counsel or others in connection therewith;

(ix) Arbitrate and consent to arbitrate any third party disputes or controversies affecting the business of the Company;

(x) Make any and all elections for federal, state, and local tax purposes, except as provided in Section 10.9;

(xi) Carry out any other activities necessary or incidental to the accomplishment of the purposes and business of the Company;

(xii) Execute, acknowledge, and deliver any and all instruments which may be deemed necessary or convenient to effect the foregoing; and

(xiii) Promptly provide copies of all notices and demands received by the Company or the Managing Board Member in connection with the business and affairs of the Company, including any pertaining to the LRMC Lease and ACH Note, to MedTX.

10.7 Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Managing Board Member to manage and operate the business and affairs of the Company as set forth herein.

10.8 Resignation of Managing Board Member. The Managing Board Member may resign at any time by providing written notice to the Members and other Manager.

10.9 Actions Requiring Unanimous Approval by the Board in Addition to the Managing Board Member. Notwithstanding the foregoing provisions of this Article X, or any other provision of this Agreement, the prior unanimous approval of the full Board shall be required before the following actions can be taken from time to time by the Managing Board Member on behalf of the Company:

(a) Sale or exchange or other disposition of all or a material part of the Property;

(b) Incur or modify any indebtedness in excess of $100,000.00, including without limitation the ACH Note;

(c) Encumbrance of the Property or any part thereof;

(d) Merger or consolidation of the Company with any other entity;

(e) Determination of the amount of compensation to be received by Managers;

(f) Approval of any transfer of Units, issuance of additional Units in the Company or the admission of additional Members into the Company;

(g) Dissolution of the Company;

(h) Amendment of this Agreement or the Certificate;

(i) A request for additional capital contributions from the Members;

(j) A change in the nature of the Company’s Business;

(k) Entering into or modifying any contract or other agreement or arrangement with ACH, MedTX or any Affiliate thereof or Party related thereto;

(l) Establishing the amount of the initial Reserves, or making any changes to the amount of Reserves, or establishing the amount of any reserves under Section 9.5(c);

(m) Any decision to (1) terminate or modify the LRMC Lease including, without limitation, any such decision based on a fair market valuation study, or (2) exercise any remedy for a default by the tenant under the LRMC Lease, or (3) exercise any remedy under the Pledge and Security Agreement (LRMC), dated March     , 2015, executed by LRMC in favor of the Company. For purposes of clarity, the exercise by ACH of remedies under the ACH Note and other Loan Documents during an uncured Event of Default as defined in the Loan Agreement shall not be subject to this Section 10.9(m);

(n) Any election to conduct business other than under the name Lakeway Realty, L.L.C.;

(o) Prepayment of the ACH Note or any refinance or renewal thereof, in whole or in part;

(p) Any election that would cause the Company not to be treated as a partnership for Federal income tax purposes; and

(q) Any disbursements from the ACH Note to ACH or any Affiliate thereof (whether or not on behalf of LRMC), or to LRMC to be used by LRMC to pay to ACH or any Affiliate thereof.

10.10 Budgets. The Managing Board Member will cause the Company to prepare a budget for each Fiscal Year in consultation with the Managers (the “Budget”). No later than sixty (60) days prior to the first day of the period covered by such Budget, such Budget shall be prepared and presented to the Board for review and comment. Each Budget shall cover both operating expenses and capital expenditures, and shall include, at a minimum, the following:

(a) a projected annual income statement (cash basis) on a month-by-month basis;

(b) a description of any proposed capital expenditures, including projected dates for commencement and completion of the foregoing; and

(c) a description of the proposed investment of any funds of the Company which are (or are expected to become) available for investment.

ARTICLE XI

MEMBERS

11.1 Rights and Obligations of Members. A Member’s interest in the Company will be represented by Units or fractions thereof held by the Member. Units will be certificated as set forth in Section 19.2 of this Agreement. Interest in voting, Profits, Losses and distributions will be determined by Units, except as otherwise specifically provided in this Agreement.

11.2 Limitation on Members’ Liabilities. Each Member’s liability will be limited as set forth in this Agreement, the Act and other applicable law.

11.3 Meetings. Meetings of Members shall not be mandatory but may be called by any Manager or by any Member. Any such meetings will be held at the principal place of business of the Company, or at such other location as determined by the Managing Board Member or the Members, or may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

11.4 Quorum. Except as may be otherwise required by the Act, the Certificate or this Agreement, the presence in person or by proxy of Persons representing sixty-six percent (66%) of the total votes that all of the Members are entitled to cast will be necessary to constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the votes so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members whose absence would cause less than a quorum to be present.

11.5 Manner of Acting. If a quorum is present, the affirmative vote of sixty-six percent (66%) of the votes present and voting will be the act of the Members, except as expressly provided otherwise by this Agreement.

11.6 Proxies. At all meetings of Members, a Member may vote in person or by proxy. A Member may appoint a proxy by executing a writing which authorizes another Person or Persons to vote or otherwise act on the Member’s behalf. Such writing must be filed with the Managing Board Member before or at the time of the meeting. No appointment of proxy is valid after eleven (11) months from the date of its execution, unless otherwise provided in the appointment writing.

11.7 Action by Members Without a Meeting. Actions required or permitted to be taken at a meeting of Members may be taken without a meeting if the action are taken by Members who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Members entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section 11.7 is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting is the date the first Member signs a written consent.

11.8 Notice. The Managing Board Member must provide each Member with prior notice of at least five (5) business days and not more than sixty (60) calendar days for a meeting of the Members. The notice must contain the date, time and place of such meeting. Unless otherwise required by the Act, the notice need not state the purpose or purposes of the meeting. Information as to how a Member can participate by telephone or other similar communications system will be provided by the Managing Board Member promptly upon request.

11.9 Waiver of Notice. A Member may waive any notice required by the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Member entitled to the notice and be delivered to the Company for inclusion in its records. A Member’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

11.10 Loans. The Members may lend money to the Company as approved by the Board. If a Member lends money to the Company pursuant to this Section 11.10, the amount of any such loan is not an increase in the Member’s Capital Contribution or Units, nor does it entitle the Member to any increase in the share of distributions of the Company, nor subject the Member to any greater proportion of the Losses that the Company may sustain. The amount of any such loan will be a debt due from the Company to the Member, at such rates and on such terms consistent with fair market value and available from an independent third party as determined by unanimous vote of the Board, but in no event less than the Applicable Federal Rate published by the IRS.

11.11 Limitation on Authority of Members. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. This Section 11.11 supersedes any authority granted to the Members by the Act. Any Member who takes any action or binds the Company in violation of this Agreement will be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and will indemnify and hold the Company harmless with respect to the loss or expense.

11.12 Reimbursement of Costs and Expenses. Any Member acting for and on behalf of the Company will be entitled to reimbursement for all reasonable expenses, costs and other liabilities reasonably incurred on behalf of the Company, except to the extent that such expenses, costs and other liabilities are incurred in connection with services that the Member has agreed to perform for the Company as a contribution to its capital and subject to the approval of the Board when required by Section 10.9.

11.13 Tax Matters Partner. Initially, the tax matters partner shall be the ACH. The tax matters partner shall have the following duties with respect to the Company, along with any other duties required by the Code, to the extent and in the manner provided by the Code:

(a) Furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS;

(b) Keep each Member informed of the administrative and judicial proceedings for the adjustment of any item required to be taken into account by a Member for income tax purposes; and

(c) Within thirty (30) days of receiving a notice of a Company audit by the IRS, forward a copy of such notice to the Members.

The Company shall indemnify and reimburse the tax matters partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Company or the Members and against any and all loss, liability, cost or expense, including judgments, fines, amounts paid in settlement and attorneys’ fees and expenses, incurred by the tax matters partner in any civil, criminal or investigative proceeding in which the tax matters partner is involved or threatened to be involved solely by virtue of being tax matters partner, except such loss, liability, cost or expense arising by virtue of the tax matters partner’s gross negligence, fraud, malfeasance, breach of fiduciary duty or intentional misconduct. The payment of all such expenses shall be made before any distributions are made. The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the tax matters partner and indemnification set forth in this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

ARTICLE XII

RESTRICTIVE COVENANTS; RIGHTS OF PARTICIPATION

12.1 Confidentiality. Each Member, Manager or owner of any Member agrees that it will not, directly or indirectly, (i) during the time it is a Member, Manager or owner of any Member and thereafter, divulge to any Person, or use for its own benefit, any Confidential Information of the Company or any other Member or Manager or Affiliate thereof, or (ii) at any time divulge to any Person, or use for its own benefit, any trade secrets of the Company or any other Member or Manager thereof or its Affiliates for so long as such trade secret constitutes a trade secret under applicable law. Each Member, Manager or owner of any Member acknowledges that it will have access to certain Confidential Information, trade secrets and other proprietary information which is exclusively the property of other Members, their Affiliates or the Company.

12.2 Non-Competition. At any time MedTX is a Member and for a period of two (2) years thereafter, neither MedTX nor any of its direct or indirect owners who are owned by a physician (each a “Non-Compete Party”) shall, without the prior written consent of the Managing Board Member which consent may be exercised in its sole discretion, directly or indirectly own or participate in any manner in the ownership of any entity that operates a competing facility with the Hospital (including, without limitation, an ambulatory surgical center (“ASC”), hospital or office-based or practice-based facility or operating site or room that provides any of the services then offered by the Hospital) within fifteen (15) miles of the Hospital or any of its departments. The preceding sentence shall not be construed to prevent a Non-Compete Party or any of its Affiliates from (a) maintaining staff privileges at any facility, (b) providing professional services and earning a professional fee thereon (but not acting as an owner) in any other healthcare facility, or (c) owning less than 1% of the outstanding securities of any issuer that are traded on a public market. Notwithstanding anything within this Section 12.2 to the contrary, the restrictions in this Section will not apply to the ownership of interests by the indirect physician owners of MedTX in an ASC located on, or proximate to, the Hospital’s campus that is developed by the Company and commences operations while the PSA, as defined in Section 13.5, is still in effect. In addition, the restrictions of this Section 12.2 shall not apply to the ownership of the medical office building referenced in Section 1(A) of the PSA.

12.3 Injunctive Relief. The obligations of the Members stated under Sections 12.1 and 12.2 shall be enforceable both of law and in equity, by injunctions, specific performance, damages or other remedy and without the necessity of parties by bond or other security. The right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof. Each party hereby acknowledges that the restrictions set forth in this Article XII are minimal, reasonable in scope and duration and necessary to protect the legitimate interests of the parties and that any breach or threatened breach of these restrictions will result in irreparable harm to the non-breaching party. In the event that any of the restrictions are found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such restrictions shall be enforced to the maximum extent allowable by law and the parties hereby consent to and authorize the court to modify the restrictions in a manner to permit their enforcement.

ARTICLE XIII

TRANSFER OF UNITS IN THE COMPANY

13.1 In General. A Member may not sell, assign, pledge, convey, grant a security interest in or otherwise transfer any or all of the Units owned by it or any interest in a Unit, except as otherwise set forth herein:

(a) The Board (excluding the Manager appointed by the transferring Member) has approved and consented in writing to the sale, assignment, pledge or transfer of a Unit, except that, without such consent and approval, the Members shall have the right to transfer their interests to Affiliates, so long as (i) such transfer complies with Section 13.1(c); and (ii) the transferee entity remains an Affiliate of the transferring Member.

(b) Notwithstanding the preceding sentence, any purported sale, assignment, or transfer of any Unit or the admission of any Person as a substituted Member that would, in the opinion of counsel to the Company, result in any of the following is impermissible:

(i) a termination of the Company within the meaning of the Code;

(ii) a violation of any applicable federal or state law pertaining to securities regulation.

(c) The transferring Member and its purchaser, assignee or transferee must execute and deliver to the Company such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the Board, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement, including the prohibition on further transfers as outlined in Section 13.1(b), if applicable.

(d) Such transferring Member must pay the Company a transfer fee which is sufficient to pay all reasonable expenses of the Company in connection with such transaction.

13.2 Substituted Members. Any Affiliate of a Member shall become a substituted Member upon satisfaction of the conditions set forth in Section 13.1 with respect to such transferee. Any other purchaser, assignee or transferee of a Unit shall become a substituted Member within the meaning of the Act if:

(a) The Board, excluding the Manager appointed by the transferring Member, has consented in writing to such Person becoming a substituted Member;

(b) Such Person executes and acknowledges such other instruments as the Managing Board Member reasonably deems necessary or advisable to effect the admission of such Person as a substituted Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and

(c) Such Person pays a transfer fee to the Company which is sufficient to cover all reasonable expenses connected with the admission of such Person as a substituted Member within the meaning of the Act.

Upon satisfaction of these conditions, the Managing Board Member shall take any other steps which, in the opinion of the Managing Board Member, are reasonably necessary to admit such Person as a substituted Member under the Act.

13.3 Additional Members. No new Member will be entitled to any retroactive allocation of Profits or Losses. The admission of an additional Member will not become effective until such additional Member becomes a party to this Agreement as a Member and executes such documents and instruments as the Managing Board Member deems necessary or appropriate to confirm such additional Member as a Member and such additional Member’s agreement to be bound by the terms and conditions of this Agreement.

13.4 Rights of Transferees. Unless admitted to the Company in accordance with this Article XIII, or unless the transferee is an Affiliate of a Member, any transferee of Units shall not be entitled to any of the rights, powers or privileges of its predecessor in interest, except that it will be entitled to receive and be credited or debited with its proportionate share of Profits, Losses, and distributions.

13.5 Purchase Option. If NeuroTexas, PLLC, a Texas professional limited liability (“NTPLLC”) terminates its Professional Services Agreement (the “PSA”) with LRMC Physician Services, Inc. (“LRMCPS”) dated March    , 2015 for any reason other than a default by LRMC Physician Services, Inc. (the “Triggering Event”), then ACH shall have an option to purchase MedTX’s entire interest in the Company (the “Option”). The Option may be exercised at any time after the Triggering Event by ACH delivering a written notice of exercise to MedTX (the “Purchase Notice”). Within 30 days of the delivery of the Purchase Notice, ACH shall close on the purchase by delivering cash or wire transfer of immediately available funds in the amount of $1,000,000 plus accrued interest thereon at the annual rate of 8% from the date of MedTX’s acquisition of its Units. The purchase and sale shall become effective on the date the funds in the foregoing sentence are delivered. Profits and Losses up to Closing shall be allocated between the parties based on an interim closing of the books basis. Notwithstanding anything in this Agreement to the contrary, a termination by NTPLLC which arises from the default by LRMCPS under the PSA, due to (i) the insolvency of LRMCPS and/or LRMC, or (ii) a termination of the LRMC Lease shall constitute a Triggering Event.

ARTICLE XIV

WITHDRAWAL

Except as otherwise provided within this Agreement, a Member may not withdraw from the Company, unless the withdrawal is otherwise consented to by the Board (excluding the Manager appointed by the Member seeking to withdraw).

ARTICLE XV

DISSOLUTION AND WINDING UP OF THE COMPANY

15.1 Dissolution of the Company. The Company will be dissolved upon the occurrence of any of the following events:

(a) all or substantially all of the assets of the Company are sold, exchanged or otherwise transferred (unless the Board has determined to continue the business of the Company, in which event the Company will continue until the Members elect to dissolve the Company);

(b) the vote by the Board as provided in Section 10.9;

(c) the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal, provided, that so long as the ACH Note is outstanding, the Company shall not, and the Members or the Board shall not permit the Company to file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company (in each case, other than at the direction or request of the holder of the ACH Note under the terms of the ACH Loan Documents), or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or take any action in furtherance of any such action;

(d) at any time there are no Members; or

(e) the entry of a decree of judicial dissolution.

Notwithstanding anything to the contrary contained herein, so long as the ACH Note is outstanding, the Company shall not, and the Members or the Board shall not permit the Company to, (i) seek the dissolution or winding up, in whole or in part, of the Company, (ii) merge into or consolidate with any person or entity or dissolve, terminate or liquidate, in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, or (iii) amend, modify or alter this Section 15.1, in each case, without the prior written consent of the holder of the ACH Note.

15.2 Effect of Bankruptcy, Death or Incompetency of a Member. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Company interest shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Member.

15.3 Winding Up of the Company. Upon the dissolution of the Company, the Managing Board Member shall take full account of the Company’s assets and liabilities, and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the dissolution and winding up of the Company, Profits and Losses shall be allocated among the Members as provided in Article IX. The proceeds from the sale or other disposition of the Company’s assets, to the extent sufficient therefor, shall be applied and distributed as provided in the Act and this Agreement; provided, however, that after payment of or creating adequate reserves to provide for all Company debts, obligations and liabilities, the remaining Company assets, notwithstanding anything contained in this Agreement to the contrary, shall be distributed to the Members in accordance with their ending positive Capital Account balances after all allocations and any other Capital Account adjustments for the Fiscal Year are made. All Company assets shall be distributed by the later of (i) the last day of the tax year of the liquidation as defined in Regulations Section 1.704-1(b) or (ii) 90 days after the liquidation; provided, however, if the Company creates reserves or holds installment obligations owed to Company, such amounts will be distributed as soon as practicable and in the ratios of the Members’ ending positive Capital Account balances.

15.4 Certificate of Cancellation. Upon the dissolution and commencement of the winding up of the Company, the Members shall cause a Certificate of Cancellation to be executed on behalf of the Company and filed with the Division. The Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE XVI

BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, FISCAL

YEAR, BANKING AND TAX ELECTION

16.1 Books of Account. The Company’s books and records (including a current list of the names and addresses of all Members) and an executed copy of this Agreement, as currently in effect, shall be maintained at the principal office of the Company, and each Member shall have access thereto at all reasonable times. The books and records shall be kept by the Managing Board Member using an appropriate method of accounting consistently applied and shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The Managing Board Member shall also keep adequate federal income tax records using an appropriate method of accounting applied on a consistent basis.

16.2 Financial Reports. As soon as reasonably practicable after the end of each Fiscal Year, but not later than March 31 of the next succeeding year, an unaudited balance sheet of the Company as of the last day of such Fiscal Year and unaudited statements of income or loss of the Company for such year shall be made available to each Member by the Managing Board Member. In addition, the Managing Board Member will make available to the Members unaudited quarterly summaries of its operations. All such financial statements shall be prepared on an accrual basis of accounting in accordance with generally accepted accounting principles consistently applied. The Managing Board Member shall also furnish to each Member not later than June 15 of each year whatever information may be necessary for Members to file their federal income tax returns. The Managing Board Member will also make available to each Member a copy or summary of all state and/or local tax returns which are filed by the Company.

The Managing Board Member will make available to the Members any audited balance sheet of the Company, if one has been prepared. Notwithstanding the foregoing, the Members shall have the right, as provided under Section 18-305 of the Act, to gain access to and inspect the books and records of the Company.

16.3 Fiscal Year. The fiscal year of the Company shall be the calendar year.

16.4 Tax Election. Upon the transfer of an interest in the Company or in the event of a distribution of the Company’s property, the Company may, but is not required to, elect pursuant to Code Section 754 to adjust the basis of the Company’s property as allowed by Sections 734(b) and 743(b) thereof; provided, however, that upon the request of either Initial Members, the Company shall elect pursuant to Code Section 754 to adjust the basis of the Company’s property as allowed by Sections 734(b) and 743(b) thereof and cause, where possible, such an election to be made by any partnership in which the Company is a partner, directly or indirectly.

16.5 Tax Returns. The Managing Board Member shall, for each Fiscal Year, file on behalf of the Company with the IRS a Company Return within the time prescribed by law (including any extensions) for such filing. The Managing Board Member shall also file on behalf of the Company such state and/or local income tax returns as may be required by law.

ARTICLE XVII

POWER OF ATTORNEY

17.1 Appointment of Attorney-in-Fact. Subject to the rights of the Members as set forth in this Agreement, each Member hereby makes, constitutes and appoints Managing Board Member, with full power of substitution and resubstitution, its agent and attorney-in-fact to file for record, and to sign, execute, certify, acknowledge, and file for record any other instruments which may be required of the Company with respect to the Company’s business by law, including, but not limited to, amendments to or cancellations of this Agreement or the Certificate that have been approved by the Board and/or Members as provided in this Agreement.

17.2 Effect of Power. The power of attorney granted pursuant to Section 17.1 of this Agreement is a special power of attorney coupled with an interest, is irrevocable, and shall survive the dissolution of the granting Member.

ARTICLE XVIII

LIABILITY AND INDEMNIFICATION

18.1 Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members or the Managers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager. Except as otherwise expressly required by law, a Member shall have no liability in excess of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed Profits of the Company, (c) its obligation, if any, in writing signed by the Member to make any other payments, and (d) the amount of any distributions wrongfully or erroneously distributed to the Member.

18.2 Exculpation. The Managers and Members of the Company shall not be liable to the Company or other Member(s) or Managers for any loss, damage or claim incurred by reason of any act or omission performed or omitted in good faith on behalf of the Company and in a manner reasonably believed by the Managers or Members to be within the scope of authority conferred on such Person by this Agreement, except that the foregoing shall not exclude or limit any Person’s liability for willful misconduct or breach of this Agreement. The Managers and Members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Manager or Members reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

18.3 Indemnification. To the fullest extent permitted by applicable law, the Managers and each Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Persons by reason of any act or omission performed or omitted by such Persons in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, except that no Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Person by reason of willful misconduct or breach of this Agreement with respect to such acts or omissions; provided, however, that any indemnity under this Section 18.3 shall be provided out of and to the extent of Company assets only, and no Person other than the Company shall have any personal liability on account thereof.

Notwithstanding anything to the contrary contained in this Agreement, any indemnification claim against the Company arising under this Agreement, the Certificate of Formation or the laws of the state of organization of the Company shall be fully subordinate to any obligations arising under the ACH Loan and any of the documents evidencing, securing or otherwise relating to the ACH Loan, and shall only constitute a claim against the Company to the extent of, and shall be paid by the Company in monthly installments only from, the excess of Available Cash Flow over all amounts then due under the ACH Loan Documents.

18.4 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by the Managers or Members in defending any claim, demand, action, suit or proceeding arising by reason of the fact that the Person is or was a Manager or Member, funds shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the covered person to repay such amount if it shall be determined that the covered Person is not entitled to be indemnified as authorized in Section 18.3 hereof.

18.5 Insurance. The Company may purchase and maintain insurance on behalf of the Managers or Members, the Company and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

ARTICLE XIX

MISCELLANEOUS

19.1 Notices. Except as otherwise provided in this Agreement, any notice, payment, demand, request or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be duly given if given to the applicable party at its address or facsimile number on Schedule I or Exhibit A attached hereto or to such other address as such Party may from time to time specify by written notice to the Members and the Managers; and

Any such notice shall, for all purposes, be deemed to be given and received:

(a) if given by facsimile, when the facsimile is transmitted to the party’s facsimile number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours on any business day or on the next business day if not confirmed during normal business hours;

(b) if by hand, when delivered;

(c) if given by nationally recognized and reputable overnight delivery service, the business day on which the notice is actually received by the party; or

(d) if given by certified mail, return receipt requested, postage prepaid, two business days after posted with the United States Postal Service.

19.2 Certificates Representing Ownership of Units. All right, title, interest and claims or rights of the Member now or hereafter acquired as a member of the Company, including, without limitation, the Units and all rights and interests of the Member under this Agreement (collectively, the “Membership Interest”) is and shall be personal property for all purposes and shall be a “security” as defined in, and governed by, Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “UCC”). Each Member’s Membership Interests shall be evidenced by a certificate in the form attached hereto as Exhibit B. Such certificates representing ownership of Units in the Company may be executed and delivered by the Secretary of the Company (or the Managing Board Member, if no Secretary is appointed) on behalf of the Company, shall be in the name of the Company, shall set forth the name of the Member and the number of any Units owned or held by each such Member and shall bear the following legend: “This certificate evidences an interest in Lakeway Realty, L.L.C., and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in from time to time in the State of Delaware (the “UCC”) and, to the extent permitted by applicable law, each other applicable jurisdiction, and the transfer of the interest evidenced by this Certificate may be registered as provided in Section 8-102(a)(13) of the UCC.” All certificates shall be consecutively numbered or otherwise identified. No Member will amend this Agreement or any other formation, governing or organizational document of Company to (i) provide that any Member’s Membership Interests in the Company are not securities governed by Article 8 of the UCC or to otherwise “opt out” of Article 8 of the UCC, or (ii) permit the Company to issue uncertificated Membership Interests, and any such purported amendment shall be null and void. The Membership Interests described in this Agreement have not been registered under the Securities Act of 1933, as amended, or under the securities laws of the State of Delaware or any other jurisdiction. Consequently, these interests may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such laws and this Agreement. By executing this Agreement, each Member represents and acknowledges that it is acquiring its Membership Interest for investment purposes only and without a view to distribution.

19.3 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

19.4 Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

19.5 Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company and during the period of its liquidation following any dissolution, any right to maintain any action for partition with respect to any of the assets of the Company.

19.6 Counterpart Execution. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same Agreement.

19.7 Parties in Interest. Except as otherwise provided in this Agreement, this Agreement shall be binding upon the parties hereto and their successors, heirs, devisees, assigns, legal representatives, executors and administrators.

19.8 Compliance with Laws. The Members agree that all business activities and operations of the Company and its Members conform, and shall continue to conform, with applicable provisions of law.

19.9 Integrated Agreement. This Agreement, including the exhibits, constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

19.10 Amendment. This Agreement may be amended only by written agreement of all Members of the Company.

19.11 Governing Law. The laws of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MRT OF LAKEWAY TX – ACH, LLC

By:	/s/ Jeffery C. Walraven
Name:	Jeffery C. Walraven
Title:	Executive Vice President, Chief Financial
Officer, Secretary & Treasurer

MEDTX REALTY, L.L.C.

By:	/s/ Douglas J. Fox Jr., M.D.
Name:	/s/ Douglas J. Fox Jr., M.D.
Title:	President

By signing this Agreement, the following individuals represent that they are the only indirect physician owners of MedTX, and agree to be bound by Sections 12.2 and 12.3 of this Agreement.

By:	/s/ Mark G. Burnett, M.D.	March 23, 2015
	Mark G. Burnett, M.D.	Date of Signature

By:	/s/ Douglas J. Fox Jr., M.D.	March 23, 2015
	Douglas J. Fox, M.D.	Date of Signature

By:	/s/ K. Michael Webb, M.D.	March 23, 2015
	K. Michael Webb, M.D.	Date of Signature

EXHIBIT A

MANAGERS

ACH:	Jeffrey C. Walraven

	Address		3100 West End Ave., Suite 1000
Nashville, TN 37203
Fax

MedTX:	Ray A. Wilkerson

	Address	c/o	RKMed, Ltd.
8015 Shoal Creek Blvd., Suite 207
Austin, Texas 78757
Attention: Ray Wilkerson

SCHEDULE I

MEMBERS, PERCENTAGE INTERESTS AND CAPITAL CONTRIBUTIONS

Name and Address	Capital Contributions	Units	Percentage Interest

MRT of Lakeway TX - ACH, LLC 3102 West End Ave., Suite 400 Nashville, TN 37203	$1,040,000	51	51.00%

MedTx Realty, L.L.C. c/o RKMed, Ltd Attn: Ray Wilkerson 8015 Shoal Creek Blvd., Suite 207 Austin, Texas 78757	$1,000,000	49	49.00%

Total	$2,040,000	100	100.00%